POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mr. Guanran Wang his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead in any and all capacities the Registration Statement and any and all amendments thereto (including post-effective amendments) and any documents in connection therewith, and to file the same with the Securities and Exchange Commission, granting unto the said attorney full power to act with or without the other, and full power and authority to do and perform, in his or her name and on his or her behalf, every act whatsoever which such attorney may deem necessary or desirable to be done in connection therewith as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on July 21, 2026.

Signature	Title
/s/ Guanran Wang	Director, Chairman and Co-Chief Executive Officer
Mr. Guanran Wang
/s/ Guangling Zhou	Director and Co-Chief Executive Officer
Mr. Guangling Zhou
/s/ Zhongbo Bai	Director and Vice President
Mr. Zhongbo Bai
Director
Ms. Yu-Chi Tsui
/s/ Young Hyun Kong	Director
Mr. Young Hyun Kong
Director
Mr. Young Hoon Kim
Director
Mr. Hyundai Kim
/s/ Zheng Zheng	Director
Ms. Zheng Zheng
/s/ Hao Shen	Director and Chief Financial Officer
Mr. Hao Shen
/s/ Xi Zhou	Director and Financial Controller
Mr. Xi Zhou
/s/ He Huang	Independent Director
Mr. He Huang